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EXHIBIT 99.1

BITWISE ANNOUNCES SALE OF SUBSIDIARIES

         CORPORATE STRATEGY TO FOCUS SOLELY UPON DOCSTAR PRODUCT LINE

         Schenectady N.Y. - October 17, 1997 - Bitwise Designs, Inc. ("Bitwise") (NASDAQ "BTWS") announced today the signing of a Letter of Intent with MSTC, Inc., a private company whereby MSTC will acquire two wholly-owned subsidiary companies of Bitwise. The Letter of Intent contemplates a purchase price of $6,000,000 for the two subsidiaries, System Solutions Technology, Inc. ("SST") and DJS Marketing Group, Inc. ("DJS") . The purchase price will include $4,000,000 of cash and $2,000,000 payable by a promissory note. The transaction, as presently contemplated, will be in the form of a stock purchase and MSTC will be assuming all liabilities of the subsidiaries. The parties contemplate closing the transaction in early 1998.

         Closing of the transactions is contingent upon completion of due diligence by MSTC, negotiation of a definitive agreement and approval of the Board of Directors of MSTC and the Board of Directors and stockholders of Bitwise. There can be no assurance that the terms of the transaction will be as set forth in the Letter of Intent or that the transaction will be consummated.

         Bitwise manufactures and distributes the documents imaging system DocStar(TM) and through SST and DJS manufactures and distributes a broad line of personal computers, peripheral equipment, software and offers computer services.

         This press release contains forward-looking statements that involve risks and uncertainties. Bitwise's actual results could differ materially from the results discussed herein as a result of factors which include, but are not limited to, that there is no assurance that: (i) the Company will be successful in implementing its DocStar(TM) business plan (ii) the Company will not be adversely affected by continued intense competition in the computer industry or
(iii) other risks set forth from time to time in the Bitwise filings with the Securities and Exchange Commission.